SECOND AMENDING AGREEMENT
TO THE COMMITMENT LETTER
DATED SEPTEMBER 19 2013

THIS SECOND AMENDING AGREEMENT made effective as of November 28, 2014 AMONG:

HEMISPHERE ENERGY CORPORATION

As Borrower

And

ALBERTA TREASURY BRANCHES

As Lender

We refer to our Letter Agreement dated September 19, 2013 between Hemisphere Energy Corporation (the "Borrower") and Alberta Treasury Branches (the "Lender"), as amended by the First Amending Agreement, dated as of the 23rdday of June, 2014 (collectively, the "Commitment Letter”) and confirm our agreement to amend our offer of financial assistance to the Borrower on the terms and conditions described below. Capitalized terms and paragraph references used herein without definition shall have the meaning and application given to them in the Commitment Letter.

AMENDMENTS

1.	AMOUNTS AND TYPES OF FACILITIES (each referred to as a "Facility"):

Facility #1 is deleted in its entirety and replaced with the following:

Facility #1 - Operating Loan Facility (Revolving) – Cdn. $15,000,000.00

-	Facility #1 is available by way of:

-	Prime-based loans in Canadian dollars
-	Letters of Credit (to an aggregate maximum of $1,000,000.00) in
Canadian Dollars
-	Corporate MasterCard (to a maximum of $100,000.00)

-

Facility #1 is to be used for the general operating purposes of Borrower related to exploration, development production and acquisition of domestic oil and natural gas reserves within the Western Canadian Sedimentary basin.

Notwithstanding the amount of Facility #1, advances under Facility #1 will be limited to the amount equal to the lesser of:

_	the maximum principal amount of Facility #1; and
_	the amount of the most recent Borrowing Base determined hereunder.

From time to time, the Borrowing Base shall be re-calculated by Lender upon receipt of each engineering report required to be delivered hereunder and if Borrower fails to deliver any such report, then at any other time at Lender's sole discretion, in which event, Lender shall promptly notify Borrower in writing of each change in the amount of the Borrowing Base. In the event that Lender recalculates the Borrowing Base to be an amount that is less than the Borrowings outstanding under Facility #1, Borrower shall repay the difference between such Borrowings outstanding and the new Borrowing Base within 30 days of receiving notice of the new Borrowing Base, and all rates and fees for Facility #1 listed under the "Interest Rates and Prepayment" section hereof will immediately upon receipt of that notice increase by 200 basis points, until difference is fully paid whereupon all rates and fees for Facility #1 will revert to those listed under the interest rates and prepayment. Lender confirms that the Borrowing Base on the date hereof is $15,000,000.00.

Other Facilities – Foreign Exchange, Interest Rate and Commodity Derivatives

-

At Borrower's request, Lender may enter into foreign exchange forward contracts and/or interest rate and commodity derivatives with Borrower from time to time. Lender makes no commitment to enter into any such contract or derivative and may at any time in its sole discretion decline to enter into any such contract or derivative. Any Security Documents will also secure Borrower's liability and obligations pursuant to any such contracts or derivatives.

2.	INTEREST RATES AND PREPAYMENT:

The following amendments are made in respect of interest rates and repayment for
Facility #1:

-	Pricing applicable to Facility #1 is as follows:

-	Prime-based loans: Interest is payable in Canadian dollars at Prime plus 1.75% per annum
-	Letters of Credit: Fee is 2.00% per annum with a minimum fee of $200.00.
-	Corporate MasterCard: Fees are detailed in the Corporate MasterCard documentation.

-	Non-refundable facility fee calculated at a rate of 0.35% per annum is payable monthly in Canadian dollars on the last day of each month, calculated daily on the unused portion of the authorized amount of Facility #1.

-	Facility #1 may be prepaid in whole or in part at any time (subject to the notice periods provided hereunder in Section 13) without penalty.

4.	FEES:

Section 4 is deleted in its entirety and replaced with the following:

-

Non-refundable new money fee of $13,500.00 (30 bps on $4,500,000.00) is payable on acceptance of this offer. Lender is hereby authorized to debit Borrower’s current account for any unpaid portion of the fee.

-	Any amount in excess of established credit facilities may be subject to a fee where Lender in its sole discretion permits excess Borrowings, if any.

-

For reports or statements not received within the stipulated periods (and without limiting Lender's rights by virtue of such default), Borrower will be subject to a fee of $50 per month (per monthly or quarterly report or statement) and $250 per month (per annual report or statement) for each late reporting occurrence, which will be deducted from Borrower's account.

9.	REPORTING COVENANTS:

Section 9 (a) vi) is deleted and replaced with the following:

vi)

annual capital and revenue budget reports from Borrower for the next following fiscal year which include gross and/or net oil and gas production volumes, gross revenues, royalties and other burdens, operating costs, general & administrative costs, commodity price assumptions and, if available, a pro forma balance sheet;

11.	CONDITIONS PRECEDENT:

Section 11 (f) and (g) are deleted.

CONDITIONS PRECEDENT PAB:

Conditions Precedent PAB are deleted in their entirety.

13.	DRAWDOWNS, PAYMENTS AND EVIDENCE OF INDEBTEDNESS:

The Branch of Account is amended as follows:

The branch of Lender (the "Branch of Account") where Borrower maintains an account and through which the Borrowings will be made available is located at Calgary Stephen Avenue, 239 - 8th Avenue SW, Calgary, Alberta, T2P 1B9. Funds under the Credit Facilities will be advanced into and repaid from account no. 760-00213466700 at the Branch of Account, or such other branch or account as Borrower and Lender may agree upon from time to time.

15.	NEXT REVIEW DATE

Section 15 is deleted and replaced with the following:

All demand facilities are subject to review by Lender at any time in its sole discretion, and at least annually. The next annual review date has been set for May 31, 2015, but may be set at an earlier or later date at sole discretion of Lender.

16.	DEFINITIONS:

Section 16, Definitions is deleted in its entirety and replaced with the following:

"Borrowing Base" means the number determined by Lender based on a lending value assigned to the net present value of the total proved oil and gas properties of Borrower and Guarantor, as determined by Lender in its sole discretion in accordance with its customary practices and standards for oil and gas loans using such reasonable assumptions as may be determined by Lender in its sole discretion.

"Borrowings" means all amounts outstanding under the Facilities, or if the context so requires, all amounts outstanding under one or more of the Facilities or under one or more borrowing options of one or more of the Facilities.

"Business Day" means a day, excluding Saturday and Sunday, on which banking institutions are open for business in the province of Alberta.

"Current Assets" means, for a day, the amount of current assets of Borrower as determined in accordance with GAAP on a consolidated basis, but in any event excluding any amounts arising as a result of the mark-to-market position of Borrower due to hedging contracts.

"Current Liabilities" means, for a day, the amount of current liabilities of Borrower as determined in accordance with GAAP on a consolidated basis, but in any event excluding any amounts arising as a result of the mark-to-market position of Borrower due to hedging contracts.

"Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles as may be described in the Canadian Institute of Chartered Accountants Handbook and other primary sources recognized from time to time by the Canadian Institute of Chartered Accountants.

"Hedging Agreement" means any swap, hedging, interest rate, currency, foreign exchange or commodity contract or agreement, or confirmation thereunder, entered into from time to time in connection with:

(a)	interest rate swaps, forward rate transactions, interest rate options, cap transactions, floor transactions and similar rate-related transactions;

(b)	forward rate agreements, foreign exchange forward agreements, cross currency transactions and other similar currency-related transactions; or

(c)	commodity swaps, hedging transactions and other similar commodity-related transactions (whether physically or financially settled), including without limitation commodity swaps;

the purpose of which is to hedge (a) interest rate, (b) currency exchange, and/or (c) commodity price exposure, as the case may be.

"Indebtedness" means all present and future obligations and indebtedness of a person, whether direct or indirect, absolute or contingent, including all indebtedness for borrowed money, all obligations in respect of swap or hedging arrangements and all other liabilities which in accordance with GAAP would appear on the liability side of a balance sheet (other than items of capital, retained earnings and surplus or deferred tax reserves).

"Letter of Credit" means a standby or documentary letter of credit or letter of guarantee issued by the Lender on behalf of the Borrower.

"Loan Parties" means the Borrower and all Guarantors, other than any Guarantors that are natural persons, and "Loan Party" means any of them.

"Material Adverse Effect" means a material adverse effect on:

(a)	the financial condition of Borrower or of any Guarantor; or

(b)	the ability of Borrower or any Guarantor to repay amounts owing hereunder or under its guarantee in respect hereof.

"Permitted Encumbrances" means, in respect of the Borrower and any Guarantor, the following:

(a)	liens for taxes, assessments or governmental charges not yet due or delinquent or the validity of which is being contested in good faith;

(b)

liens arising in connection with workers' compensation, unemployment insurance, pension, employment or other social benefits laws or regulations which are not yet due or delinquent or the validity of which is being contested in good faith;

(c)	liens under or pursuant to any judgment rendered or claim filed which are or will be appealed in good faith provided any execution thereof has been stayed;

(d)	undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

(e)	liens arising by operation of law such as builders' liens, carriers' liens, materialmens' liens and other liens of a similar nature which relate to obligations not due or delinquent;

(f)

easements, rights-of-way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which singularly or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of Borrower or such Guarantor;

(g)

security given to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of Borrower or such Guarantor, all in the ordinary course of its business which singularly or in the aggregate do not materially impair the operation of the business of Borrower or such Guarantor;

(h)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions to title;

(i)

liens created or arising in the ordinary course of the oil and gas business in respect of the joint operation of oil and gas properties and related production and processing facilities or arrangements for the processing, treating, transmission or transportation of hydrocarbon substances, provided such liens are not in respect of obligations which are due or delinquent and do not materially reduce the value of the oil and gas properties affected by such liens;

(j)

penalties arising in the ordinary course of business under non-participation or independent operations provisions of operating agreements as a consequence of an election not to participate in drilling or other operations;

(k)

the provisions of operating agreements, pooling agreements, unitization agreements and other similar arrangements entered into in the ordinary course of the oil and gas business which do not materially affect the value of the oil and gas properties which are subject thereto;

(l)

royalties, net profits interests and similar encumbrances and rights to convert any of them to working interests which are created in the ordinary course of the oil and gas business; provided that if any of the foregoing relate to oil and gas properties, full disclosure thereof is made in any engineering reports required to be delivered to Lender from time to time in respect of such oil and gas properties;

(m)	rights of first refusal and similar preferential rights created in the ordinary course of the oil and gas business;

(n)	operating leases;

(o)	capital lease transactions (according to GAAP) or sale-leaseback transactions where the indebtedness represented by all such transactions does not at any time exceed $100,000 in aggregate;

(p)	security interests granted or assumed to finance the purchase of any property or asset (a "Purchase Money Security Interest") where:

i)	the security interest is granted at the time of or within 60 days after the purchase,

ii)	the security interest is limited to the property and assets acquired, and

iii)	the indebtedness represented by all Purchase Money Security Interests does not at any time exceed $100,000 in aggregate;

(q)

security interests or liens (other than those hereinbefore listed) of a specific nature (and excluding for greater certainty floating charges) on properties and assets having a fair market value not in excess of $100,000 in aggregate.

"Prime" means the prime lending rate per annum established by Lender from time to time for commercial loans denominated in Canadian dollars made by Lender in Canada.

"Subsidiaries" means

(a)

a person of which another person alone or in conjunction with its other subsidiaries owns an aggregate number of voting shares sufficient to elect a majority of the directors regardless of the manner in which other voting shares are voted; and

(b)	a partnership of which at least a majority of the outstanding income interests or capital interests are directly or indirectly owned or controlled by such person,

and includes a person in like relation to a Subsidiary.

"Working Capital Ratio" means, at any time, the ratio of (i) Current Assets plus any undrawn availability under the Facilities, to (ii) Current Liabilities less (to the extent included therein) any amount drawn under the Facilities.

CONDITIONS PRECEDENT to this SECOND AMENDMENT:

This Second Amendment to the Commitment Letter is conditional upon receipt by the Lender of:

(a)	a duly executed copy of this agreement;

(b)	a duly executed Officer’s Certificate Re: Title Matters; and

(c)	receipt by the Lender of all fees payable hereunder.

2.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

(a)

the execution, delivery and performance by Borrower of this agreement has been duly authorized by all necessary actions and does not violate Borrower's governing documents or any applicable laws or agreements to which Borrower is subject or by which Borrower is bound;

(b)	all representations and warranties under Section 6 of the Commitment Letter are true and correct in all material respects as of the date hereof;

(c)	no Default or Event of Default has occurred as of the date hereof;

(d)

each Security Document to which the Borrower is a party has been duly executed and delivered in accordance with the terms of the Commitment Letter and remains in full force and effect as security for all Facilities and all other obligations of the Borrower to the Lender as of the date hereof; and

(e)

the obligations of Borrower under the Commitment Letter, as amended hereby, and under the Security Documents are legal, valid and binding obligations of Borrower enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

3.	MISCELLANEOUS

(a)	This amending agreement shall be governed by the laws of the province of Alberta.

(b)

This amending agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

(c)	All terms and provisions of the Commitment Letter, except as amended hereby, remain in full force and effect.

4.	ACCEPTANCE

This offer is open for acceptance until Dec 15, 2014 after which date it will be null and void, unless extended in writing by Lender.

Please confirm your acceptance of this amending agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

ALBERTA TREASURY BRANCHES

(Signed) “Mikael Sears”
By:	Mikael Sears
Senior Director

(Signed) “Sonia Barr”
By:	Sonia Barr
Senior Associate Director

We acknowledge and accept the foregoing terms and conditions as of __Dec 4/14_______, 2014.

Hemisphere Energy Corporation

Per:	(Signed) “Dorlyn Evancic”
Name: Dorlyn Evancic
Title: Chief Financial Officer